UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D. C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2007 (March 29, 2007)

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ZEROS & ONES, INC.
(Exact name of registrant as specified in charter)

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Nevada	33-26531-LA	88-0241079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Lytton Ave. 2nd Floor Palo Alto, CA 94301
(Address of principal executive offices)

(800) 710-6637
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Report contains forward-looking statements, including but not limited to, those that refer to the Registrant’s future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; lack of market acceptance of products, services and technologies; inadequate capital; adverse government regulations; competition; breach of contract; failure agree on definitive legal documents for the joint venture described in this Report; inability to earn revenue or profits; dependence on key individuals; inability to obtain or protect intellectual property rights; inability to obtain listing for the company's securities; lower sales and higher operating costs than expected; technological obsolescence of the companies’ products; limited operating history and risks inherent in the companies’ markets and business.

Item 1.01

Entry into a Material Definitive Agreement.

On March 29, 2007, the Registrant entered into a letter of intent with Sports Immortals Inc. (“SI”) to form a joint venture to create a web portal that showcases SI’s extensive library of sports memorabilia (the “SI Collection”) as soon as practical.   The Registrant and SI agreed to work in good faith towards consummating the joint venture based on the terms set forth in the letter of intent.

The following summary of the letter of intent is qualified in its entirety by the terms of the letter of intent, attached as Exhibit 10.1 and incorporated herein by reference.

The joint venture portal will offer for sale various replicas of items in the SI Collection and other merchandise.  All revenues from operation of the portal shall be earned by the joint venture and, after deduction of expenses, split 60/40 between SI and the Registrant, in accordance with their respective ownership percentages in the joint venture (subject to any dilution as a result of sales of equity to outside investors).  The Registrant will contribute rights to all of its relevant technology for the joint venture at no additional cost.  The operations of the joint venture will be the sole “online” showcase for the SI Collection, and once the web site is operational, the current Sports Immortals web site will become the URL for the portal.   Notwithstanding the preceding sentence, it is expected that Sports Immortals will potentially develop and operate other projects including, but not limited to a traveling exposition and Sports Immortals Museum Complex.  The Registrant will have first right of refusal to be a technology partner for these other operations.

The joint venture will be owned 60% by SI and 40% by the Registrant (subject to pro rata dilution in the event of sale of equity to third parties to provide funding).  In addition, the Registrant will grant 1,000,000 shares of its common stock to SI. Of these shares, 500,000 will be granted at the signing of the definitive legal documents, and the other 500,000 shares will be granted when the joint venture is launched.  The joint venture will raise such additional operating funds as it needs; neither SI nor the registrant shall be required to commit any capital funding to the venture (other than a nominal amount for purchase of founders’ stock).

The initial Board of Directors for the joint venture will have 5 members, 2 members designated by SI, 2 members designated by the Registrant and the last member to be unanimously agreed upon by SI and the Registrant.  The joint venture is expected to retain Jim Platt, who is currently Vice President of SI, at $10,000 per month compensation, when the joint venture has raised sufficient initial funding and the Board of Directors determines that it is appropriate to do so. The joint venture will be based in Palo Alto, CA, but Mr. Platt will be permitted to work from his current location in Boca Raton, FL.

Item 8.01

Other Events.

On April 2, 2007, the Registrant issued a press release relating to a letter of intent entered with Sports Immortals Inc.  A copy of that press release is attached as Exhibit 99.1.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.

Document

10.1

Letter of Intent between Registrant and Sports Immortals Inc. dated March 29, 2007

99.1

Press Release of Registrant dated April 2, 2007 relating to joint venture with Sports Immortals Inc.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2007	ZEROS & ONES, INC. By: /s/ Dana R. Waldman Dana R. Waldman Chief Executive Officer

Exhibit Index
Exhibit No.	Description

10.1	Letter of Intent between Registrant and Sports Immortals Inc. dated March 29, 2007
99.1	Press Release of Registrant dated April 2, 2007 relating to joint venture with Sports Immortals Inc.